Exhibit 21.1

Subsidiaries of ZimVie Inc.

As of December 31, 2024

Name of Subsidiary	Jurisdiction of Formation
Domestic subsidiaries:
Biomet 3i, LLC	Florida
dba ZimVie
dba Zimmer Biomet Dental
dba ZimVie Dental
Implant Concierge, LLC	Texas
Zimmer Dental Inc.	Delaware
dba ZimVie Dental
ZimVie Holdings US 1 LLC	Delaware
ZimVie Holdings US 2 LLC	Delaware
ZimVie US Corp LLC	Delaware
ZimVie Holdings OUS LLC	Delaware

Foreign subsidiaries:
Biomet 3i Australia Pty. Ltd.	Australia
ZimVie Austria GmbH	Austria
ZimVie Belgium N.V.	Belgium
ZimVie Brasil Comercio, Importacao e Exportacao de Produtos Medicos Ltda.	Brazil
Zimmer Biomet Dental Canada Inc.	Canada
ZimVie Chile Spa	Chile
ZimVie (Shanghai) Medical Device Co. Ltd.	China
IC Guided Surgery, SRL	Costa Rica
ZimVie France SAS	France
Zfx GmbH	Germany
ZimVie Germany GmbH	Germany
ZB Dental India Private Limited	India
Zimmer Dental Ltd.	Israel
3DIEMME Srl	Italy
Zfx Innovation Srl	Italy
Zimmer Dental Italy Srl	Italy
ZimVie Japan G.K.	Japan
JERDS Luxembourg Holding S.a.r.l	Luxembourg
Biomet 3i Mexico S.A. de C.V.	Mexico
ZimVie Netherlands B.V.	Netherlands
ZimVie Netherlands Global Holding B.V.	Netherlands
ZimVie Netherlands Holding B.V.	Netherlands
ZimVie Portugal Unipessoal, Lda.	Portugal
Biomet 3i Dental Iberica SLU	Spain
Biomet 3i Switzerland GmbH (Biomet 3i Schweiz GmbH)	Switzerland
Biomet 3i UK Ltd.	United Kingdom